November 30, 1993





Mr. Patrick Kolenik
35 Elizabeth Drive
Laurel Hollow, New York  11788

Dear Mr. Kolenik:

                  The following constitutes the agreement between VTX Electronics, Inc. (the "Company") and Patrick Kolenik ("Kolenik") concerning the retention of Kolenik by the Company to render such financial consulting, business consulting, and investor relations services ("services") as the Company may from time to time reasonably request.

                  1. Kolenik shall render services to the Company for a period of one year from the date hereof. Kolenik shall devote only such time as is necessary to perform the services; it being understood that he will work for the Company on a non-exclusive basis and will engage in other business activities and have other consulting clients.

                  2. As compensation for rendition of the services to be rendered by Kolenik under this agreement, he shall receive 100,000 five year options to purchase the Company's common stock at a price of $1.25 per share upon execution. In addition Kolenik will receive each month for twelve months options entitling him to purchase 12,500 five year options. Each option will entitle the holder to purchase one share of the Company's common stock at a purchase price of $1.25. In addition to the compensation provided above, the Board of Directors of the Company after the expiration of this agreement will consider granting Kolenik a five-year option entitling him to purchase an additional 100,000 shares of the Company at a purchase price of $1.00 per share. The Board of Directors will have sole and complete discretion in deciding whether or not to grant the additional or bonus options.

Mr. Patrick Kolenik
November 30, 1993
Page -2-

                  3. The option granted to Kolenik hereunder will be in a form mutually acceptable to Kolenik and the Company.

                  4. In the event the Company files a Registration Statement to register its common shares, it shall notify Kolenik and he shall have the right for twenty (20) days following the date of such notice to request that the Company include his options and the shares underlying them in such Registration Statement and the Company will do so without expense to Kolenik. In addition Kolenik may request registration of his options and shares in which case he will be required to pay the cost of preparing, filing and processing the registration of such shares.

                  5. Kolenik shall hold all information with respect to the Company in strictest confidence and shall not disclose any such information (other than information which has been publicly disclosed) to any person, firm or corporation without the Company's express consent unless disclosure of such information is required by the services Kolenik is providing to the Company.

                  If this letter is in accordance with your understanding, kindly so indicate by signing the enclosed copy of this letter in the space provided and returning same to us.

                                        Very truly yours,

                                        VTX ELECTRONICS CORP.



                                        By:/s/ Robert J. Eide
                                           --------------------------
                                           Director, Member of the
                                           Executive Committee


ACKNOWLEDGED AND AGREED TO:



By:/s/ Patrick Kolenik
   -------------------
       Patrick Kolenik